                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

     MML Bay State Variable Life Separate Account I
     ----------------------------------------------

Address of Principal Business Office:

     1295 State Street, Springfield, Massachusetts   01111
     -----------------------------------------------------

Telephone Number:

     (413) 788-8411
     --------------

Name and address of agent for service of process:

     Thomas J. Finnegan. Jr.
     -----------------------
     Secretary
     ---------
     MML Bay State Life Insurance Company
     ------------------------------------
     1295 State Street
     -----------------
     Springfield, Massachusetts  01111
     ---------------------------------

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


              YES   X                  NO

                                 SIGNATURES
                                 ----------


Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Springfield and the Commonwealth of Massachusetts on the 19th day of March, 1997.


                      MML Bay State Variable Life Separate Account I
                      (Registrant)


                       By:  /s/ Anne Melissa Dowling
                            _____________________________
                            Anne Melissa Dowling
                            Senior Vice President

Attest:  /s/ Michael Chong
         _________________
(Name)   Michael Chong
(Title)  Second Vice President
         Massachusetts Mutual Life Insurance Company